Exhibit 10.3

EXECUTION COPY

AMENDMENT NO.  9 AND WAIVER TO THE BRIDGE LOAN AGREEMENT

Dated as of May 29, 2009

AMENDMENT NO. 9 AND WAIVER TO THE BRIDGE LOAN AGREEMENT (this “Amendment”) among Capmark Financial Group Inc., a Nevada corporation (the “Company”), the financial institutions and other institutional lenders party hereto, and Citicorp North America, Inc. (“CNAI”), as administrative agent (the “Agent”) for the Lenders.

RECITALS:

(1)           The Company, the financial institutions and other institutional lenders party thereto (the “Lenders”), the Agent and the other agents party thereto have entered into that certain Bridge Loan Agreement dated as of March 23, 2006, as amended by Amendment No. 1 to the Bridge Loan Agreement dated as of December 7, 2006, Amendment No. 2 to the Bridge Loan Agreement dated as of June 30, 2008,  Amendment No. 3 to the Bridge Loan Agreement dated as of March 23, 2009, Amendment No. 4 to the Bridge Loan Agreement dated as of March 24, 2009, Amendment No. 5 to the Bridge Loan Agreement dated as of April 9, 2009, Amendment No. 6 and Waiver to the Bridge Loan Agreement dated as of April 20, 2009, Amendment No. 7 and Waiver to the Bridge Loan Agreement dated as of May 8, 2009 and Amendment No. 8 and Waiver to the Bridge Loan Agreement dated as of May 21, 2009 (as further amended, supplemented or otherwise modified, the “Bridge Loan Agreement”).  Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Bridge Loan Agreement.

(2)           Contemporaneously herewith, the Company is entering into that certain Term Facility Credit and Guaranty Agreement, dated as of May 29, 2009 among the Company, certain Subsidiaries of the Company party thereto, as guarantors, CNAI, as administrative agent, and Citibank, N.A., as collateral agent, and the lenders party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), a condition to effectiveness of which, among other things, is that the Company shall use (a) the Cash Prepayment Amount (as defined below) to prepay in cash not less than $28,125,000 of outstanding loans under the Facility and (b) proceeds under the Term Loan Agreement to permanently prepay in cash not less than (i) $562,500,000 of outstanding Loans under the Facility (the “Prepayment”) and (ii) $937,500,000 of outstanding loans under the Senior Credit Facility (the foregoing transactions collectively referred to herein as the “Transactions”).

(3)           The Company has requested that the Lenders agree to (a) extend the Maturity Date of the Loans under the Bridge Loan Agreement (any such Lender agreeing to so extend, an “Extending Lender”) as hereinafter set forth and (b) amend certain provisions of the Bridge Loan Agreement as hereinafter set forth.

(4)           Pursuant to subsection 9.1(a) of the Bridge Loan Agreement, the Majority Lenders may, or, with the written consent of the Majority Lenders, the Agent may, from time to time, enter into with the Company, written amendments, supplements or modifications to the Bridge Loan Agreement for the purpose of adding any provisions to the Bridge Loan Agreement or changing in any manner the rights of the Lenders or of the Company under the Bridge Loan Agreement.

(5)           Pursuant to subsection 9.1(y)(i) of the Bridge Loan Agreement, no amendment to the Bridge Loan Agreement shall extend the scheduled date of any payment of any Loan without the consent of each Lender directly affected thereby.

(6)           The Majority Lenders and the Extending Lenders have agreed, subject to the terms and conditions stated below, to amend the Bridge Loan Agreement as hereinafter set forth.

SECTION 1.           AMENDMENTS TO BRIDGE LOAN AGREEMENT

The Bridge Loan Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3, hereby amended as follows:

(a)           Subsection 1.1 of the Bridge Loan Agreement is hereby amended by inserting in alphabetical order new definitions to read as follows:

“2010 Notes”: the Company’s Floating Rate Senior Notes due 2010.

“2012 Notes”: the Company’s 5.875% Senior Notes due 2012.

“2017 Notes”: the Company’s 6.300% Senior Notes due 2017.

“Agreement Value”: for each Hedge Agreement, on any date of determination, an amount equal to:  (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination and (ii) such Loan Party or Subsidiary was the sole “Affected Party,”; (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss or gain on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement determined as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds or, as applicable, is less than (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.  For the avoidance of doubt, the foregoing definition of “Agreement Value” does not affect the rights and obligations of any such Loan Party or such Subsidiary, on one hand, and such counterparty, on the other hand, under any such Hedge Agreement, including without limitation as to the calculation of any amount pursuant to section 6 of a Master Agreement as such section has been amended or supplemented by a schedule to such Master Agreement.

“Amendment No. 9”: Amendment No. 9 and Waiver to the Agreement, dated as of May 29, 2009, among the Company, the Lenders party thereto and the Agent.

“Amendment No. 9 Effective Date”: the date of effectiveness of Amendment No. 9 in accordance with the terms thereof.

“Applicable Adjustment Percentage”: (a) for the first Fiscal Quarter ending after a Servicing Business Disposition, 95%, (b) for the second Fiscal Quarter ending after a

Servicing Business Disposition, 90%, (c) for the third Fiscal Quarter ending after a Servicing Business Disposition, 85% and (d) for each Fiscal Quarter ending thereafter, 80%.

“Applicable Discount”: as defined in Exhibit A to Amendment No. 9.

“Auction”: a “Dutch” auction whereby the Company offers to purchase Loans pursuant to the auction procedures set forth in Exhibit A to Amendment No. 9.

“Cash Prepayment Amount”: as defined in Section 2.12(c).

“Consolidated”: the consolidation of accounts in accordance with GAAP.

“Consolidating”: the consolidating financial statements of the Company and its Subsidiaries which sets forth (i) the consolidated accounts of the Company and its Subsidiaries (other than any Specified Subsidiaries) and (ii) the consolidated accounts of each Specified Subsidiary and its Subsidiaries.

“Equity Interests”: with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.

“ERISA Plan”: a Single Employer Plan or a Multiple Employer Plan.

“Excluded Information”: as defined in subsection 9.6(ii).

“Existing Notes”: the 2010 Notes, the 2012 Notes and/or the 2017 Notes, as the context may require.

“Fiscal Quarter”: any fiscal quarter of any Fiscal Year, which quarter shall end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Company and its Subsidiaries.

“Fiscal Year”: a fiscal year of the Company and its Subsidiaries ending on December 31, except for Subsidiaries of the Company organized in certain jurisdictions in Asia with fiscal years ending on March 31, April 30, June 30 or September 30.

“Foreign Subsidiary”: at any time, any of the direct or indirect Subsidiaries of the Company that are organized outside of the laws of the United States, any state thereof or the District of Columbia at such time.

“Initial Prepayment Lender”: each Lender that is also a “Lender” under the Term Loan Agreement on the Amendment No. 9 Effective Date.

“Liquidity Availability”: at any time, an amount equal to the unrestricted cash and Cash Equivalents of the Company and its Subsidiaries (other than any Specified Subsidiaries or any Subsidiaries that are broker-dealers registered with the SEC and with state securities commissions in the United States under state securities laws) (which unrestricted cash and Cash Equivalents, for greater certainty, shall exclude any such property (a) held in the “Cash Collateral Account” (as defined in the Term Loan Agreement), (b) that is being held as cash collateral or that constitutes escrowed funds or (c) that is otherwise subject to a currently applicable restriction on its withdrawal or distribution to the Company or any of its Subsidiaries); provided that Liquidity Availability shall be reduced by the amount of any tax liability reasonably estimated by the Company to be incurred as a result of the repatriation from any Foreign Subsidiary of any such cash or Cash Equivalents to the Company or any of its domestic Subsidiaries, provided that no such reduction pursuant to this clause (c) shall be required with respect to any funds that are eligible to be used and that the Company intends to use to meet the liquidity needs of the Foreign Subsidiary holding such funds (not to exceed $100,000,000 in the aggregate to meet the liquidity needs of all Foreign Subsidiaries).

“Liquidity Condition”: (a) the Company and its Subsidiaries shall have maintained a Liquidity Availability of at least $450,000,000 on an average daily basis for each of the three months ending immediately prior to any utilization of the Notes Cash Basket and (b) before and after giving effect to the proposed utilization of the Notes Cash Basket, the Company shall be in compliance with subsection 6.1.

“Notes Cash Basket”: as defined in the Term Loan Agreement.

“Permitted Notes Refinancing”: the refinancing, refunding, exchange or replacement of any of the Existing Notes with Permitted Refinancing Indebtedness.

“Permitted Refinancing Indebtedness”: any Indebtedness issued or incurred in connection with the refinancing, refunding, exchange or replacement of the Existing Notes (and, to the extent that any such Indebtedness (x) is accepted by any Lenders hereunder to refinance, refund, exchange or replace Indebtedness under the Facility, the Facility or (y) is accepted by any lenders under the Senior Credit Facility to refinance, refund, exchange or replace the loans under the Senior Credit Facility, the loans under the Senior Credit Facility); provided that (a) no Default shall have occurred and be continuing before and after giving effect to such issuance or incurrence, (b) in connection with any such issuance or incurrence, the Lenders hereunder and the lenders under the Senior Credit Facility shall be offered, on a proportionate basis in accordance with the provisions of the this Agreement and the Senior Credit Facility, as applicable, such Permitted Refinancing Indebtedness on the same terms and conditions (including, without limitation, the same security package) (provided, however, that in connection with any payment, redemption, exchange or repurchase of the Existing Notes in which availability under the Notes Cash Basket is utilized in connection with such transaction, any such proportionate offer to the Lenders hereunder and the lenders under the Senior Credit Facility (i) need not include any cash payment to the Lenders hereunder or the lenders under the Senior Credit Facility to the extent that a cash payment is made out of the proceeds from the Notes Cash Basket (and in the event that no cash payment is made to the Lenders hereunder and the lenders under the Senior Credit Facility, such proportionate offer shall be determined as if no cash payment were made to the holders of the Existing Notes) and (ii) may include a cash payment to the Lenders hereunder and/or the lenders under the Senior Credit Facility, provided that any such cash payment to the

Lenders hereunder or the lenders under the Senior Credit Facility shall not reduce the Notes Cash Basket, (c) no Permitted Refinancing Indebtedness shall have any scheduled or mandatory principal repayments prior to August 23, 2011 and (d) the principal amount of the Indebtedness being refinanced, refunded, exchanged or replaced shall not be increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, exchange or replacement.

“Prepayment”: as defined in Amendment No. 9.

“Qualifying Lender”: as defined in Exhibit A to Amendment No. 9.

“Reply Amount”: as defined in Exhibit A to Amendment No. 9.

“Responsible Officer”: the chief executive officer, president, senior vice president, executive vice president, vice president, chief financial officer, chief accounting officer, controller, treasurer or assistant treasurer of a Loan Party.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Run Rate Operating Expense”: for any period, an amount equal to: (a) total operating expenses of the Company and its Subsidiaries on a Consolidated basis for such period; less (b) total operating expenses of the Specified Subsidiaries on a Consolidated basis for such period (other than any such operating expenses that (x) prior to such period were operating expenses of the Company or any of its Subsidiaries (other than any Specified Subsidiaries) and (y) have been migrated to the Specified Subsidiaries in connection with the implementation of any restructuring, winding down or disposition of business units or assets of the Company and its Subsidiaries or the implementation of the operating cost reduction plan of the Company); less (c) the sum of (without duplication): (i) the amount of depreciation and amortization expense and impairment charges in respect of fixed assets, mortgage servicing rights and intangible assets; (ii) non-cash expenses or charges incurred in connection with the granting of, or accretion on, options, warrants or other Equity Interests pursuant to any management or director equity plan, stock option plan or similar employee compensation arrangement; (iii) any expenses or charges directly related to the restructuring of the Existing Notes, the Senior Credit Facility or the Loans hereunder accounted for in such period, including the ongoing fees and expenses required to be paid to the Lenders or their advisors in connection with the restructuring of the Senior Credit Facility and the Loans hereunder; (iv) solely with respect to the Fiscal Quarters ended June 30, 2009, September 30, 2009, December 31, 2009 and March 31, 2010, the amount of any one-time restructuring charges, costs or other business optimization expenses directly incurred in connection with the restructuring, winding down or disposition of business units or assets outside of the ordinary course of business of the Company and its Subsidiaries or the implementation of the operating cost reduction plan of the Company (including professional fees and expenses, severance costs, contract breakage costs and costs related to the closure and/or consolidation of facilities) during such period; provided that the amount of restructuring charges, costs and expenses deducted from Run Rate Operating Expenses pursuant to this clause (iv) shall not exceed $50,000,000 in the aggregate; and (v) operating expenses of variable interest entities that are required to be Consolidated with the Company pursuant to FASB

Interpretation No. 46(R), operating expenses of investment partnerships and similar entities that are required to be Consolidated with the Company pursuant to Emerging Issues Task Force Issue No. 04-5 and operating expenses of entities that are required to be Consolidated with the Company pursuant to Statement of Financial Accounting Standards No. 66 or similar accounting principles implemented by applicable accounting standards bodies after the date hereof relating to consolidation of subsidiaries; in each case of the Company and its Subsidiaries (excluding the Specified Subsidiaries) for such period; plus (c) (X) the Applicable Adjustment Percentage times (Y) the aggregate amount of operating expenses of any Servicing Business subject to a Servicing Business Disposition prior to or during such period for the portion of such period occurring after the date of such Servicing Business Disposition (determined on a pro forma basis based on the last full fiscal quarter period ending immediately prior to the date of such Servicing Business Disposition and making the adjustments, to the extent applicable, set forth in this definition of “Run Rate Operating Expense”); all as determined for such period in accordance with GAAP.

“Servicing Agreement”: any pooling and servicing agreement, trust and servicing agreement, primary servicing agreement or other similar document pursuant to which the Company or any of its Subsidiaries services mortgage loans or any mortgaged property acquired through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of any mortgage loans, and makes Servicing Loans with respect thereto.

“Servicing Business”: the North American “servicing” segment of the Company and its Subsidiaries.

“Servicing Business Disposition”: any sale, transfer or other disposition of, or closure of the Servicing Business or any material portion thereof pursuant to any transaction or any series of related transactions (including by means of a disposition of any Person or a disposition of all or substantially all of the assets or property of such Servicing Business).

“Servicing Loans”: loans made by the Company or any of its Subsidiaries, in its respective capacity as servicer under any Servicing Agreement, in connection with the servicing and administering of any mortgage loans or any mortgaged property including but not limited to (i) loans of principal and interest payments on mortgage loans and (ii) loans of out-of-pocket costs and expenses incurred by the applicable servicer in respect of mortgage loans in which a default, delinquency or other unanticipated event has occurred or as to which a default is imminent, including, with respect to any underlying mortgaged property, advances necessary for the purpose of effecting the payment of real estate taxes, assessments and other similar items that are or may become a lien thereon, premiums on insurance policies, advances generally known as “emergency advances” or “property protection advances” under any Servicing Agreement, costs of any enforcement or judicial proceedings, maintenance and liquidation of any acquired mortgaged property, extraordinary trust fund expenses, ground rents and similar charges or assessments.

“Servicing Loan Assets”: the assets, whether now owned or hereafter acquired, of the Company and its Subsidiaries comprising (a) Servicing Loans and (b) all reimbursement rights and other amounts owing to the Company and its Subsidiaries with respect to Servicing Loans.

“Servicing Loan Facility”: any credit facility, securitization facility or other financing facility obtained by the Company or any of its Subsidiaries in connection with the financing of any Servicing Loan Assets.

“Specified Servicing Loan Facility”: the proposed Servicing Loan Facility disclosed by the Company to the “Lead Arrangers” (as defined in the Term Loan Agreement) prior to the Amendment No. 9 Effective Date, to the extent that such Servicing Loan Facility is consummated on substantially the same terms and conditions as disclosed by the Company to the “Lead Arrangers” (as defined in the Term Loan Agreement).

“Specified Repayment Date”: as defined in subsection 2.18.

“Term Loan Agreement”: as defined in Amendment No. 9.

“Test Period”: with respect to the financial covenant contained in subsection 6.1: (a) at any date of determination on or prior to June 30, 2009, the most recently completed Fiscal Quarter; (b) at any date of determination after June 30, 2009 and on or prior to September 30, 2009, the most recently completed two Fiscal Quarters of the Company ending on or prior to such date; (c) at any date of determination after September 30, 2009 and on or prior to December 31, 2009, the most recently completed three Fiscal Quarters of the Company ending on or prior to such date; and (d) at any date of determination after December 31, 2009, the most recently completed four Fiscal Quarters of the Company ending on or prior to such date.

(b)           The definition of “Attributed Capitalization” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended by deleting “subsection 5.1” in the sixth line thereof and inserting “subsection 5.1(a) and (b)” in its place.

(c)           The definition of “Bankruptcy Remote Special Purpose Vehicle” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Bankruptcy Remote Special Purpose Entity”: (i) a Person that satisfies each of the following criteria: (a) such Person is an entity that is consolidated for accounting purposes with the  Company and designed to make remote the possibility that it would enter into bankruptcy or other receivership; (b) all or substantially all of such Person’s assets consist of Receivables or securities backed by Receivables plus any rights or other assets (including cash reserves) designed to assure the servicing or timely distribution of proceeds to the holders of its obligations; and (c) Receivables or securities backed by Receivables owned by such Person satisfy the legal isolation criteria set forth in paragraph 9(a) of Statement of Financial Accounting Standards No. 140 (“FAS 140”) (in relation to the Company and any Subsidiary that is not a Bankruptcy Remote Special Purpose Entity) or (ii) any Subsidiary formed as a “successor borrower” in connection with any loan defeasance activities that satisfies the legal isolation requirements of FAS 140.

(d)           The definition of “Cash Equivalents” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Cash Equivalents”:

(a)           securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof and having maturities of not more than 12 months after the date of acquisition;

(b)           time deposits or certificates of deposit of (i) any bank of recognized standing having capital and surplus in excess of $5,000,000,000 or whose commercial paper rating is at least A-1 by S&P and P-1 by Moody’s and (ii) in the case of any Foreign Subsidiary of the Company, the banks listed on Schedule 1.01(c) or any other bank approved by the Agent in its sole discretion (it being understood that the Agent may revoke its approval of any such bank at any time for purposes of this clause (b), provided that any time deposits or certificates of deposits of such bank acquired by the Company or any of its Subsidiaries prior to such revocation shall continue to constitute Cash Equivalents for purposes of this Agreement), in each case having maturities of not more than six months after the date of acquisition;

(c)           commercial paper rated at least A-1 by S&P and P-1 by Moody’s and having maturities of not more than six months after the date of acquisition;

(d)           direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States (including any agency or instrumentality thereof) the long-term debt of which is rated A-3 or higher by Moody’s and A- or higher by S&P (or rated the equivalent by at least one nationally recognized statistical rating organization) and having maturities of not more than six months after the date of acquisition; and

(e)           in the case of any Foreign Subsidiary of the Company, investments (i) in direct obligations of the sovereign nation (or any agency or instrumentality thereof) in which such Subsidiary is organized or is conducting a substantial amount of business or in obligations fully and unconditionally guaranteed by such sovereign nation (or agency or instrumentality) or (ii) of the type and maturity described in clause (a) through (d) above of foreign obligors, which investments or obligors (or their parents) have ratings equivalent to those described above (which may be equivalent ratings from foreign rating agencies).

(e)           The definition of “ERISA Event” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“ERISA Event”: (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any ERISA Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an ERISA Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such ERISA Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to an ERISA Plan; (c) the provision by the administrator of any ERISA Plan of a notice of intent to terminate such ERISA Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any ERISA Plan; (g) the adoption of an amendment to an ERISA Plan requiring the provision of security to such ERISA Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate an ERISA Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such ERISA Plan.

(f)            The definition of “Eurodollar Rate” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the higher of (a) 1.5% per annum and (b) the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate described in clause (b) above does not appear on Reuters Screen LIBOR01 (or otherwise on such service), the rate determined pursuant to clause (b) above shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Agent and the Company or, in the absence of such agreement, the rate determined pursuant to clause (b) above shall instead be the rate per annum equal to the average of the respective rates notified to the Agent by each of the Reference Lenders as the rate at which such Reference Lender is offered deposits in Dollars at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

(g)           The definition of “GAAP” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time and as applied by the Company in the preparation of its public financial statements.

(h)           The definition of “Guarantee” set forth in the subsection 1.1 of the Bridge Loan Agreement is hereby amended by deleting “subsection 5.1” in the eighth line thereof and inserting “subsection 5.1(a) and (b)” in its place.

(i)            The definition of “Hedge Agreement” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Hedge Agreements”: any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

(j)            The definition of “Material Adverse Effect” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, operations or properties of the Company and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or any Lender under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.

(k)           The definition of “Maturity Date” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Maturity Date”: with respect to any Loans and Commitments on the Amendment No. 9 Effective Date, the earliest to occur of (i) March 23, 2011, (ii) the Specified Repayment Date and (iii) the date of acceleration of the Loans pursuant to subsection 7.1.

(k)           The definition of “Net Cash Proceeds” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Net Cash Proceeds”: (a) in respect of the issuance or incurrence of Indebtedness (other than Indebtedness under any Servicing Loan Facility) by any Person, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by such Person in connection with such incurrence or issuance to the extent that such amounts were not deducted in determining the amount referred to in clause (i); and (b) with respect to any Servicing Loan Facility, the gross cash proceeds received in connection with such Servicing Loan Facility net of attorneys’ fees, accountants’ fees, investment banking fees and other customary fees and expenses actually incurred in connection therewith and in each case directly related to such Servicing Loan Facility.

(l)            The definition of “Specified Subsidiaries” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Specified Subsidiaries”: the collective reference to (a) Capmark Bank, an industrial bank chartered under the laws of the State of Utah, (b) Escrow Bank USA, an industrial bank chartered under the laws of the State of Utah, (c) Capmark Bank Europe PLC, an Irish licensed bank and (d) any Subsidiary of any of the foregoing.

(m)          Subsection 2.4 of the Bridge Loan Agreement is hereby amended by inserting the following new sentence at the end of clause (a) thereof:

Unless otherwise specified, (x) any prepayment of the Loans hereunder shall be accompanied by a proportionate prepayment of the loans under the Senior Credit Facility and (y) any prepayment pursuant to this subsection 2.4(a) shall be applied ratably to the outstanding principal amount of the Loans then owing to the Lenders.

(m)          Subsection 2.4(b) of the Bridge Loan Agreement is hereby amended by inserting the following new sub-clause (iii) after sub-clause (ii) therein:

(iii)          The Company shall, within one Business Day following the receipt by the Company or any of its Subsidiaries of (1) the first $100,000,000 of the Net Cash Proceeds from any Specified Servicing Loan Facility, prepay the Loans in an amount equal to 37.5% of such Net Cash Proceeds, such amount to be applied ratably to the outstanding principal amount of the Loans then owing to the Initial Prepayment Lenders (or any Assignee, to the extent that an Initial Prepayment Lender has assigned all or a portion of its Loans to an Assignee pursuant to subsection 9.6) and (2) the first $200,000,000 of the Net Cash Proceeds from any Servicing Loan Facility (other than the Specified Servicing Loan Facility) by a Loan Party or any of its Subsidiaries, prepay the Loans in an amount equal to 37.5% of 50% of such Net Cash Proceeds, such amount to be applied ratably to the outstanding principal amount of the Loans then owing to the Initial Prepayment Lenders (or any Assignee, to the extent that an Initial Prepayment Lender has assigned all or a portion of its Loans to an Assignee pursuant to subsection 9.6); provided that in no event shall the aggregate Net Cash Proceeds to be applied hereunder and under the Senior Credit Facility exceed $100,000,000.

(n)           Subsection 2.12 of the Bridge Loan Agreement is hereby amended by inserting the following new clause (c) after clause (b) therein:

(c)           Notwithstanding anything contained in subsection 2.12(a) or 9.7 to the contrary, (i) on the Amendment No. 9 Effective Date, cash in an amount equal to not less than $28,125,000 (the “Cash Prepayment Amount”) and the Prepayments shall be applied to permanently prepay outstanding Loans of the Initial Prepayment Lenders ratably in accordance with the Initial Prepayment Lenders’ respective Commitments, (ii) each non-ratable redemption or purchase of Loans by the Company pursuant to subsection 2.19 shall be applied to permanently reduce the outstanding Loans of any Qualifying Lender in an amount equal to such Lender’s allocable portion of the Reply Amount at the Applicable Discount and (iii) the aggregate principal amount of any Permitted Refinancing Indebtedness that is accepted by any Lender pursuant to subsection 2.20 to refinance, refund, exchange or replace such Lender’s Loans shall be applied to permanently refinance, refund, exchange or replace (as the case may be) such Lender’s Loans ratably in accordance with the aggregate amount of the Loans held by all such consenting Lenders.

(o)           Section 2 of the Bridge Loan Agreement is hereby amended by inserting the following new subsections 2.18, 2.19 and 2.20 in numerical order at the end thereof:

2.18.  Specified Repayment Right.  In the event that, as of April 15, 2010, 90% of the outstanding principal amount of the 2010 Notes has not been repaid, redeemed, refinanced, exchanged or extended beyond June 30, 2011 and/or converted to Equity Interests (other than an aggregate principal amount of 2010 Notes not to exceed the unused portion of the Notes Cash Basket on April 15, 2010), the Majority Lenders may, within three Business Days thereof, upon written notice by the Agent to the Company, designate a date (the “Specified Repayment Date”) between April 22, 2010 and April 26, 2010 on which all outstanding Loans must be repaid in full in cash.

2.19.  Loan Auctions.  (a) Notwithstanding any provision in this Agreement or the other Loan Documents to the contrary, the Company shall be permitted to enter into an Auction so long as each of the “Lenders” under and as defined in the Senior Credit Facility and the Lenders hereunder shall be offered an opportunity to ratably participate in the applicable Auction and, on a pro forma basis after giving effect to the applicable Auction, (i) the Loan Parties shall have maintained a Liquidity Availability of at least $300,000,000 on an average daily basis for each of the three months immediately ending prior to such Auction and (ii) the Company shall be in compliance with subsection 6.1 immediately before and immediately after giving effect to such Auction.

(b) Concurrently with the effectiveness of any Assignment and Assumption pursuant to which the Company becomes a Lender hereunder, any Loans held by the Company shall be automatically cancelled (and may not be resold by the Company) and no interest shall accrue on such Loans after such date.   Upon the automatic cancellation of any Loans held by the Company, the Company shall no longer be a Lender hereunder and such Loans shall be no longer outstanding for all purposes of this Agreement and all other Loan Documents, including, but not limited to (i) the making of, or the application of, any payments to the Lenders pursuant to this Agreement or any other Loan Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver pursuant to this Agreement or any other Loan Document, (iii) the calculation of financial covenants, (iv) the determination of Majority Lenders, or (v) for any similar or related purpose, pursuant to this Agreement or any other Loan Document.

(c) The parties hereto hereby agree that any Auction and cancellation of Loans will not constitute a voluntary prepayment made by the Company for any purpose under this Agreement and the other Loan Documents and shall not be subject to subsections 2.4, 2.12(a) or 9.7.

2.20 Permitted Refinancing Indebtedness.  (a) In connection with the proposed issuance or incurrence of any Permitted Refinancing Indebtedness, the Company shall within ten Business Days after the date notice is given to the holders of the applicable Existing Notes, give written notice of such Permitted Refinancing Indebtedness to the Agent and the Lenders, which notice shall specify (i) the terms and conditions of such Permitted Refinancing Indebtedness, including, without limitation, the maximum aggregate principal amount of such proposed Permitted Refinancing Indebtedness proposed to be issued or incurred assuming all lenders under the Senior Credit Facility and all Lenders hereunder elect to receive the maximum amount of Permitted Refinancing Indebtedness to which they would be entitled pursuant to clause (b), (ii) the maturity thereof, any scheduled amortization in respect thereof, the interest rate in respect thereof and the collateral (if any) securing such Permitted Refinancing Indebtedness, (iii) the series of Existing Notes proposed to be refinanced, refunded, exchanged or replaced by such Permitted Refinancing Indebtedness, (iv) the Aggregate Requested Refinanced Indebtedness Amount (as defined below), (v) the amount of cash, if any, being offered to the holders of the applicable Existing Notes in connection with such refinancing, refunding, exchange or replacement and (vi) the principal amount of Existing Notes that is being refinanced, refunded, exchanged or replaced per $100 of such Permitted Refinancing Indebtedness.  The Company shall also deliver, together with such written notice, copies of the applicable loan documents, indentures, promissory notes, note purchase agreements, and other similar documents that shall govern the terms and conditions of such Permitted Refinancing Indebtedness as well as a draft of the intercreditor agreement if such Permitted Refinancing Indebtedness is to be secured.

(b) On the date the holders of Existing Notes shall be required to respond in respect of the Permitted Refinancing Indebtedness of the applicable Existing Notes (or, in the event that notice to the Lenders was delivered after delivery of notice to the holders of the Existing Notes, within the same number of Business Days after delivery of notice as the holders under the Existing Notes were required to respond), each Lender may, in its sole discretion, deliver a notice (the “Acceptance Notice”) to the Agent and the Company agreeing to refinance, refund, exchange or replace all or a portion, as applicable, of its Loans with such Permitted Refinancing Indebtedness on the same terms and conditions as are being offered to the holders of the Existing Notes.  Such notice shall specify the principal amount of the Loans that such Lender desires to be refinanced (the “Requested Bridge Loan Amount”), it being understood that the aggregate principal amount of the Loans that may be refinanced per $100 of Permitted Refinancing Indebtedness shall be equal to the aggregate principal amount of the Existing Notes to be refinanced per $100 of Permitted Refinancing Indebtedness to be issued in respect of such Existing Notes.

(c) Based on the Aggregate Requested Refinanced Indebtedness Amount and taking into account each Lender’s Requested Bridge Loan Amount, the Agent and the Company shall allocate the Refinanced Bridge Loan Amount of each Lender that has delivered an Acceptance Notice.

(d) For purposes hereof: (i) “Aggregate Requested Refinanced Indebtedness Amount”, in respect of any Permitted Refinancing Indebtedness, shall mean the sum of the aggregate principal amount of the Existing Notes that the holders of such Existing Notes desire to be refinanced, refunded, exchanged or replaced by such Permitted Refinancing Indebtedness plus the aggregate outstanding principal amount of the Indebtedness under the Senior Credit Facility that lenders under the Senior Credit Facility desire to be refinanced by such Permitted Refinancing Indebtedness plus the aggregate outstanding principal amount of the Loans that Lenders desire to be refinanced by such Permitted Refinancing Indebtedness; and

(ii) “Refinanced Bridge Loan Amount” shall mean, for any Lender, in respect of any Permitted Refinancing Indebtedness, the product of (x) the aggregate principal amount of such Permitted Refinancing Indebtedness times (y) a fraction the numerator of which is the Requested Bridge Loan Amount for such Lender and the denominator of which is the Aggregate Requested Refinanced Indebtedness Amount.

(p)           Subsection 3.10 of the Bridge Loan Agreement is hereby amended by deleting “subsection 5.1(a)” in the third line thereof and inserting “subsection 5.1(b)” in its place.

(q)           Subsection 5.1 of the Bridge Loan Agreement is hereby amended by deleting such subsection in its entirety and inserting the following new subsection 5.1 in its place:

5.1.  Financial Statements.  Furnish to each Lender:

(a) As soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year (or such earlier date on which the Company has filed such financial statements with the SEC), a Consolidated and Consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarter, and Consolidated and Consolidating statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous quarter and ending with the end of such quarter, and Consolidated and Consolidating statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth, in each case in comparative form the corresponding figures for the corresponding period of the immediately preceding Fiscal Year, all in reasonable detail and in each case prepared in accordance with GAAP;

(b) As soon as available and in any event no later than 110 days following the end of each Fiscal Year (or such earlier date on which the Company has filed such financial statements with the SEC), a copy of the annual audit report for such Fiscal Year, including therein a Consolidated and Consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and Consolidated and Consolidating statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, in each case prepared in accordance with GAAP, and in each case accompanied by an opinion acceptable to the Agent of independent public accountants of recognized national standing acceptable to the Agent, which report and opinion shall be prepared in accordance with the standards of the Public Company Accounting Oversight Board and shall not be subject to any qualification, exception or other statement as to the scope of such audit or any other statement to that effect;

(c) (i)  As soon as available and in any event within 30 days after the end of each calendar month, a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and Consolidated statement of income of the Company and its Subsidiaries for such month, in each case prepared in accordance with the Company’s internal management reporting practices;

(ii) As soon as available and in any event within 30 days after the end of each calendar month, (x) a Run Rate Operating Expense report, and (y) a schedule (with weekly detail) of the Agreement Value in respect of any Hedge Agreements of the Loan Parties as of the end of such month (showing the Agreement Value by counterparty, the upfront and variation margin with respect to any collateral posted in connection with such Hedge Agreements and such other information as may be reasonably requested by the Agent, together with a schedule of all Liens incurred by the Loan Parties during such month pursuant to subsection 6.3(g); all such reports and reconciliation statements to be in form reasonably satisfactory to the Agent and certified by a Responsible Officer of the Company;  and

(iii) On the last day of each calendar month, a schedule in form reasonably satisfactory to the Agent of the computations used in determining compliance with the covenants contained in subsection 6.1(b) for the one-month period ending immediately prior to such date; and

(d) Concurrently with the delivery of the financial statements referred to in subsections 5.1(a), 5.1(b) and 5.1(c),  (i) a certificate of the chief financial officer of the Company stating that, to the best of the chief financial officer’s knowledge, (x) such financial statements present fairly the financial condition and results of operations of the Company and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal year-end audit adjustments), and (y) during such period, each Loan Party has performed all of its covenants and other agreements contained in this Agreement to be performed by it, and that no Default or Event of Default has occurred, except as specified in such certificate and (ii) a schedule in form reasonably satisfactory to the Agent of the computations used in determining compliance with the covenants contained in subsection 6.1;

(e) As soon as available, and in any event no later than 30 days after the end of each Fiscal Year of the Company, a reasonably detailed Consolidated and Consolidating budget for the following Fiscal Year and each subsequent Fiscal Year thereafter through 2011 (including a projected Consolidated and Consolidating balance sheet of the Company and its Subsidiaries as of the end of the following Fiscal Year), the related projected Consolidated and Consolidating statements of cash flow and income for such Fiscal Year expected as of the end of each month during such Fiscal Year (collectively, the “Projections”) in the form delivered to the board of directors of the Company, which Projections shall be accompanied by a certificate of the chief financial officer of the Company stating that such Projections are based on then reasonable estimates and then available information and assumptions; it being understood that the Projections are made on the basis of the Company’s then current good faith views and assumptions believed to be reasonable when made with respect to future events, and assumptions that the Company believes to be reasonable as of the date thereof (it being understood that projections are inherently unreliable and that actual performance may differ materially from the Projections).

(r)            Subsection 5.2 of the Bridge Loan Agreement is hereby deleted in its entirety and the following new subsection 5.2 is inserted in its place:

5.2.  Certificates; Other Information.  Furnish to each Lender:

(a)(i) As soon as available, and in any event no later than the fifth Business Day of each calendar week, a report of the average daily Liquidity Availability for the immediately preceding calendar week, in a form reasonably satisfactory to the Agent and certified by the chief restructuring officer of the Company and (ii) as soon as available, and in any event no later than the third Business Day prior to any prepayment, redemption or purchase of the Existing Notes pursuant to a Permitted Notes Refinancing or any redemption or purchase of Indebtedness under the Senior Credit Facility or hereunder pursuant to an Auction, a report of the average daily Liquidity Availability for each of the three months prior to such prepayment, redemption or purchase;

(b) Promptly and in any event within 3 Business Days after any Loan Party or any ERISA Affiliate knows that any ERISA Event has occurred with respect to an ERISA Plan, a statement of a Responsible Officer of the Company describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto, on the date any records, documents or other information must be furnished to the PBGC with respect to any ERISA Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(c) Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan;

(d) Promptly and in any event within 60 days after the filing thereof with the United States Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each ERISA Plan;

(e) Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii) above;

(f) Promptly after the commencement thereof, notice of each unstayed action, suit, investigation, litigation and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries that (i) is reasonably likely to be determined adversely and if so determined adversely could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby;

(g) Promptly after the occurrence of any event or development which could reasonably be expected to have a Material Adverse Effect, a statement of a Responsible Officer of the Company setting forth the details of such event or development;

(h) Within 30 days after the same become public, copies of all financial statements and reports which the Company may make to, or file with, the SEC or any successor or analogous governmental authority; provided, that such financial statements and reports shall be deemed delivered to each Lender upon filing with the SEC;

(i) Promptly upon receipt thereof, copies of all material notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any instrument, indenture, loan or credit or similar agreement directly related to any breach or default by any party thereto or otherwise have a Material Adverse Effect and, from time to time upon request by the Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Agent may reasonably request; and

(j) Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Agent may from time to time reasonably request.

Documents required to be delivered pursuant to subsections 5.1 and 5.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date of receipt by the Agent irrespective of when such document or materials are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website (the “Informational Website”), if any, to which each Lender and the Agents have unrestricted access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the accommodation provided by the foregoing sentence shall not impair the right of the Agent to request and receive from the Loan Parties physical delivery of any specific information provided for in subsections 5.1 and 5.2.  Other than with respect to the bad faith, gross negligence or willful misconduct on the part of the Agent or Lenders, none of the Agent or the Lenders shall have any liability to any Loan Party, each other or any of their respective Affiliates associated with establishing and maintaining the security and confidentiality of the Informational Website and the information posted thereto.

(s)           Subsection 6.1 of the Bridge Loan Agreement is hereby deleted in its entirety and the following new subsection 6.1 is inserted in its place:

6.1.  (a)  Run Rate Operating Expense.  The Company shall not permit the Run Rate Operating Expense for any Test Period set forth below to be greater than the amount set forth opposite such period below:

Test Period Ending	Run Rate Operating Expense
June 30, 2009	$121,000,000
September 30, 2009	$238,000,000
December 31, 2009	$347,000,000
March 31, 2010	$446,000,000
June 30, 2010	$416,000,000
September 30, 2010	$391,000,000
December 31, 2010	$373,000,000

(b)           Minimum Liquidity.  The Company shall not permit Liquidity Availability on an average daily basis for any calendar week to be less than $300,000,000.

(t)            Subsection 6.3 of the Bridge Loan Agreement is hereby amended by deleting the period at the end of clause (g) thereof, inserting a semi-colon its place and inserting the following new clauses (h), (i) and (j):

(h)           Liens securing Indebtedness in an aggregate principal amount not to exceed $1,500,000,000 in respect of the Term Loan Agreement;

(i)            Liens on Servicing Loan Assets that secure any Servicing Loan Facility permitted under Section 6.4(j); and

(j)            Liens securing any Permitted Refinancing Indebtedness.

(u)           Subsection 6.4 of the Bridge Loan Agreement is hereby amended by deleting the period at the end of clause (h) thereof, inserting a semi-colon its place and inserting the following new clauses (i), (j) and (k):

(i)            Indebtedness in respect of the Term Loan Agreement in an aggregate principal amount not to exceed $1,500,000,000;

(j)            Indebtedness in respect of any Servicing Loan Facility in an aggregate outstanding principal amount not to exceed $900,000,000; and

(k)           solely with respect to the Existing Notes, the Senior Credit Facility and the Facility, any Permitted Refinancing Indebtedness in respect thereof.

(v)           Subsection 7.1(b) of the Bridge Loan Agreement is hereby amended by deleting “subsection 5.2(b)” in the second line thereof and inserting “subsection 5.1(d)” in its place.

(w)          Subsection 7.1(e) of the Bridge Loan Agreement is hereby amended by inserting (x) “(i)” prior to “The Company” in the first line thereof and (y) the following new sub-clause (ii) at the end thereof:

or (ii) any event shall occur or condition shall exist under the Term Loan Agreement or the Senior Credit Facility and shall continue after the applicable grace period, if any, specified therein, if the effect of such event or condition is to accelerate, or to permit the acceleration of the maturity of the Indebtedness outstanding thereunder or otherwise cause, or to permit the holders thereof to cause, such Indebtedness to come due prior to its stated maturity.

(x)            Subsection 9.6 of the Bridge Loan Agreement is hereby amended by inserting the following new sub-clause (i) in alphabetical order at the end thereof:

(i)            (i) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, each Lender acknowledges that, solely in connection with any Auction permitted under subsection 2.19, the Company may be an Assignee hereunder and may purchase or acquire Loans hereunder from Lenders from time to time.

(ii)           In connection with each Auction, each Lender hereby acknowledges and agrees that (x) the Company currently may have, and later may come into possession of, information regarding the Company and its Affiliates, or the Obligations that is not known to such Lender and that may be material to a decision to enter into an Auction (any such information, “Excluded Information”), (y) such Lender has determined to enter into such transactions notwithstanding such Lender’s lack of knowledge of the Excluded Information and (z) none of the Company, the Agent nor any of their respective Affiliates shall have any liability to the Lenders, their Affiliates, or their respective successors or assigns.  Each Lender, to the extent permitted by applicable law hereby waives and releases any claims such Lender may have against the Company, the Agent and their respective Affiliates, with respect to the nondisclosure of the Excluded Information, now or in the future, other than any claim resulting from the gross negligence or willful misconduct of the Company and its respective Affiliates.

(iii)          Immediately upon any assignment to the Company in connection with any Auction permitted under subsection 2.19, any Loan assigned to the Company shall be automatically cancelled (and may not be resold by the Company), whereupon the Company shall not be a Lender for any purpose hereunder or under the Loan Documents.  In furtherance of the foregoing, the Loan Parties hereby agree that the Company may not make or bring any claim against the Agent or any Lender with respect to the duties and obligations of such Agent or Lender pursuant to this Agreement and the other Loan Documents.

(y)           Subsection 9.7 of the Bridge Loan Agreement is hereby amended by inserting the following new sentence at the end thereof:

Notwithstanding the foregoing, the provisions of this subsection 9.7 shall not apply to any payment received by any Lender in accordance with subsections 2.19 and 2.20.

(z)            The Bridge Loan Agreement is hereby amended by inserting Schedule 1.01(b) and Schedule 1.01(c) set forth on Annex B hereto.

(aa)         The Agent and the Majority Lenders hereby waive the Events of Default arising directly from the Company’s failure to maintain, pursuant to subsection 6.1 of the Bridge Loan Agreement, the Total Consolidated Indebtedness at the last day of each of the fiscal quarters ended December 31, 2008 and March 31, 2009 to Total Capitalization at such dates at a ratio not greater than 0.87 to 1.0, in each case without giving effect to ARB51, FIN 46(R) or FAS 66 in each case in relation to the Company’s affordable tax credit syndication business.  Notwithstanding anything contained herein to the contrary, the foregoing waivers are not intended and shall not be deemed or construed to constitute a waiver of any Default or any other Event of Default that hereafter may occur under the Bridge Loan Agreement or to establish a custom or course of dealing among the Company, the Agent, the Majority Lenders or any of them.  Except as specifically set forth herein, the Agent and the Majority Lenders hereby expressly reserve all of their rights and remedies under the Bridge Loan Agreement, the other Loan Agreements and applicable law.

(bb)         Each Lender hereby waives (i) solely with respect to the Cash Prepayment Amount and the Prepayment, payment by the Company of any amounts required to compensate such Lender pursuant to subsection 2.16(a) and (ii)(A) any prepayment notice otherwise required by subsection 2.4 in connection with the Transactions and (B) any time period by which a notice of Borrowing is required to be delivered pursuant to subsection 2.2, in each case in connection with the Transactions.

(cc)         The undersigned agree that the Bridge Loan Agreement is deemed to be amended to make any modifications to the applicable payment, pro rata and sharing provisions of the Bridge Loan Agreement needed in connection with effecting the changes to maturities effected hereby.

SECTION 2.           ADDITIONAL AMENDMENTS

The Bridge Loan Agreement is, upon the payment in full in cash of all principal and interest in respect of the obligations under the Term Loan Agreement, hereby automatically amended as follows:

(a)           Subsection 1.1 of the Bridge Loan Agreement is hereby amended by inserting in alphabetical order new definitions to read as follows:

“Capitalized Leases”: all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“CFC”: any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Internal Revenue Code section 957(a).

“Excluded Mortgage Loan Assets”: as specified on Schedule 1.01(d).

“Government Related Enterprises”: collective reference to (a) the Federal Home Loan Mortgage Corporation (Freddie Mac), (b) the Federal National Mortgage Association (Fannie Mae) and (c) the United States Department of Housing and Urban Development, including the Government National Mortgage Association (Ginnie Mae).

“Guarantee Obligation”: as to any Person, any financial obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person, including any Obligation of such Person, whether or not contingent, (a) to purchase any primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof; provided that the term “Guarantee Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee Obligation shall be determined by reference to the carrying value of such Guarantee Obligation, with the “carrying value” being determined in a manner consistent with the carrying value of the Guarantee Obligations as reflected on the Company’s financial statements delivered pursuant to subsection 5.1(a) and (b).

“Indebtedness For Borrowed Money”: (a) all indebtedness of a Person of the type described in clauses (a) and (b) (other than direct or contingent obligations of such Person arising under surety bonds) of the definition of “Indebtedness”, (b) all obligations of such Person in respect of other transactions entered into by such Person that are intended to function primarily as a borrowing of funds and (c) all Guarantee Obligations of such Person in respect of any of the foregoing.

“Investment”: with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of, or of a beneficial interest in, any Equity Interests or Indebtedness of any other Person, (b) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of all or substantially all of the property and assets of any other Person or of any division, branch or other unit of operation of any other Person, and (c) any direct or indirect loan, advance, other extension of credit or capital contribution by such Person to, or any other investment by such Person in, any other Person (including, without limitation, any arrangement pursuant to which the investor incurs indebtedness of the types referred to in clause (i) or (j) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such other Person).

“Material Subsidiary”: (a) on any date of determination, any direct or indirect Subsidiary of the Company that, on such date, has (i) total assets, together with the total assets of all of its Subsidiaries, greater than or equal to 5% of the total consolidated assets of the Company and its Subsidiaries or (ii) total revenue, together with the total revenue of all of its Subsidiaries, greater than or equal to 5% of the total consolidated revenue of the Company and its Subsidiaries, all as determined in accordance with GAAP and (b) REO Holdco; provided that, notwithstanding the foregoing, any Subsidiary of the Company that (A) provides a Guarantee Obligation in respect of any of the Existing Notes, the Senior Credit Facility, the Loans or any Permitted Refinancing Indebtedness or (B) owns any REO Property or any other North American mortgage loan or real estate interest, shall in each case be deemed to be a Material Subsidiary (provided that no Subsidiary that holds solely REO Property other than REO Holdco shall be deemed to be a Material Subsidiary pursuant to this proviso); and provided further that, in no event shall the Subsidiaries of the Company (excluding any Excluded Subsidiaries) that are not Material Subsidiaries or Guarantors have (X) total assets greater than or equal to 10% of the total consolidated assets of the Company and its Subsidiaries and (Y) total revenue greater than or equal to 10% of the total consolidated revenue of the Company and its

Subsidiaries, all as determined in accordance with GAAP (it being understood that the Company may designate one or more Subsidiaries that would not otherwise qualify as Material Subsidiaries as Material Subsidiaries in order to comply with the terms of this proviso).

“Mortgage Loan Assets”: the mortgage loan assets (including mortgage loan assets and mezzanine loans, and in each case, any agreement, note or instrument evidencing a direct or indirect interest therein, interests in respect of “new market tax credit” loans, any mortgage loan assets similar to any of the foregoing, participation interests in any of the foregoing, and any REO Property, but excluding Excluded Mortgage Loan Assets and mortgage servicing rights) of the Loan Parties and their respective Subsidiaries (other than any Specified Excluded Subsidiaries) to the extent relating to real property located in the United States or Canada.

“Non-Loan Party”: any Subsidiary of a Loan Party that is not a Loan Party.

“Non-Performing Mortgage Loan”: any Mortgage Loan Asset classified as non-performing in accordance with the Loan Parties’ internal procedures, consistent with past practice.

“Notes Cash Basket”: as defined in subsection 6.5.

“Permitted Lien”:

(a)           Liens for taxes and other obligations or requirements owing to or imposed by governmental authorities existing or having priority, as applicable, by operation of law which in either case (i) are not yet overdue or (ii) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as appropriate reserves in accordance with GAAP shall have been made with respect to such taxes or other obligations;

(b)           statutory Liens of banks and other financial institutions (and rights of set-off);

(c)           statutory Liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)           Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(e)           Liens, pledges and deposits to secure the performance of tenders, statutory obligations, performance and completion bonds, surety bonds, appeal bonds, bids, leases, licenses, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations;

(f)            easements, rights-of-way, zoning restrictions, licenses, encroachments, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business, in each case that were not incurred in connection with and do not secure Debt and do not materially and adversely affect the use of the property encumbered thereby for its intended purposes;

(g)           (i) any interest or title of a lessor under any lease by the Company or any Subsidiary of the Company and (ii) any leases or subleases by the Company or any Subsidiary of the Company to another Person(s) incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purposes;

(h)           the filing of precautionary UCC financing statements relating to leases entered into in the ordinary course of business and the filing of UCC financing statements by bailees and consignees in the ordinary course of business;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)            leases and subleases or licenses and sublicenses of patents, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Company or such Subsidiary; and

(k)           Liens arising out of judgments not constituting an Event of Default hereunder.

“REO Holdco”: Capmark REO Holding LLC, a Delaware limited liability company.

“REO Property”: (a) real property acquired by the Company (or any of its Subsidiaries (other than any Specified Subsidiaries)) by foreclosure, acceptance of a deed-in-lieu of foreclosure, abandonment or reclamation from bankruptcy in connection with a default in partial or total satisfaction of a Non-Performing Mortgage Loan and (b) any Equity Interests in any Person owning property of the type described in the foregoing clause (a).

“Specified Excluded Subsidiaries”: (a) Excluded Subsidiaries of the type described in clauses (d), (e) or (h) of the definition thereof; (b) variable interest entities that are required to be Consolidated with the Company pursuant to FASB Interpretation No. 46(R), investment partnerships and similar entities that are required to be Consolidated with the Company pursuant to Emerging Issues Task Force Issue No. 04-5 and entities that are required to be Consolidated with the Company pursuant to Statement of Financial Accounting Standards No. 66 or similar accounting principles implemented by applicable accounting standards bodies after the date hereof relating to consolidation of subsidiaries; and (c) Subsidiaries comprising investment funds organized in connection with the “low income housing tax credit program” or “new markets tax credit program” of the Company, or special purpose entities formed in connection with investment funds managed by the Company and its Subsidiaries or entities owned by such investment funds.

“Surviving Indebtedness”: Indebtedness of the Company and its Subsidiaries outstanding immediately after giving effect to the Amendment No. 9 Effective Date and the

Transactions; provided that, to the extent that such Indebtedness is Indebtedness For Borrowed Money, such Indebtedness is described on Schedule 1.01(b).

“Synthetic Indebtedness”: with respect to any Person, without duplication of any clause within the definition of “Indebtedness”, all (a) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations (other than syndication proceeds in the ordinary course) of such Person in respect of transactions entered into by such Person (other than deposit liabilities), the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of equity contributions or the issuance of equity interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Indebtedness” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any non-controlling interest transactions that function primarily as a borrowing).

“Voting Stock”: capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

(b)           The definition of “Affiliate” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Affiliate”: as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

(c)           The definition of “Excluded Subsidiary” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Excluded Subsidiary”: any Subsidiary of the Company that is: (a) not a wholly-owned Subsidiary; (b) not a Material Subsidiary; (c) a Foreign Subsidiary; (d) a Specified Subsidiary; (e) a Bankruptcy Remote Special Purpose Entity; (f) a CFC; (g) an entity that is prohibited by any Requirement of Law or Contractual Obligation from providing any guaranty of the Loan Parties’ Obligations under the Loan Documents; provided that any such Contractual Obligation (i) shall have been entered into or incurred prior to the Amendment No. 9 Effective Date (or, in the case of any Subsidiary formed or acquired by the Company subsequent to the Amendment No. 9 Effective Date, prior to such formation or acquisition) and (ii) in any event, shall not have been entered into or incurred in contemplation of this provision; or (h) any Subsidiary which is a broker-dealer registered with the SEC and applicable state securities commissions in the United States.

(d)           The definition of “Indebtedness” set forth in subsection 1.1 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Indebtedness”: as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, convertible securities (to the extent that such convertible securities are not evidenced by any of the foregoing and have put provisions or other similar obligations that are exercisable during the term of this Agreement) or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable not overdue by more than 120 days incurred in the ordinary course of such Person’s business);

(d)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           all obligations of such Person under Capitalized Leases;

(f)            all Synthetic Indebtedness of such Person;

(g)           all obligations of such Person under Hedge Agreements, valued at the Agreement Value thereof;

(h)           all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests in each case on or prior to the Maturity Date, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(i)            all Guarantee Obligations of such Person in respect of any of the foregoing; and

(j)            all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.  The amount of any Indebtedness related to this clause (j) shall be deemed to be equal to the lesser of (i) the amount of such Indebtedness so secured and (ii) the fair market value of the property subject to such Lien.

Notwithstanding anything to the contrary herein and solely for purposes of Section 7.1(e), with respect to any Person (other than any Loan Party), any obligation that is non-recourse to such Person other than to specified assets of such Person, if in the reasonable judgment of the management of such Person the fair market value of collateral that would be preserved or protected as a result of the repayment of such obligation is less than the amount necessary to repay such obligation, shall not be deemed Indebtedness of such Person.

(e)           Subsection 6.3 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

6.3. Limitation on Liens.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, except:

(a)           Liens created under the Loan Documents;

(b)           Liens existing on the date hereof and, to the extent securing Indebtedness For Borrowed Money, described on Schedule 6.3(b) hereto, and renewals, refinancings or extensions thereof with respect to any Surviving Indebtedness comprising securitizations or similar financings of the Loan Parties and their Subsidiaries; provided that (w) the principal amount of the related Indebtedness shall not be increased above the principal amount of the Indebtedness being renewed, refinanced or extended (excluding the amount of any premium paid in respect of such refinancing, renewal or extension and the amount of reasonable expenses incurred by the Loan Parties in connection therewith), (x) none of the Loan Parties or their Subsidiaries shall become a new direct or contingent obligor, (y) no additional assets shall be transferred to the applicable special purpose entity and (z) the property covered thereby shall not be changed;

(c)           Permitted Liens;

(d)           Liens in connection with Indebtedness permitted to be incurred pursuant to subsection 6.4(e) so long as such Liens extend solely to the property (and improvements and proceeds of such property) acquired or financed with the proceeds of such Indebtedness or subject to the applicable Capitalized Lease;

(e)           any deposit of assets of any Loan Party with any surety company or clerk of any court, or escrow, as collateral in connection with, or in lieu of, any bond on appeal by such Loan Party from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against such Loan Party;

(f)            Liens on any assets that are owned by any Specified Excluded Subsidiary;

(g)           Liens securing Indebtedness relating to Hedge Agreements permitted to be incurred pursuant to subsection 6.4(f) pursuant to agreements existing on the Amendment No. 9 Effective Date or similar agreements not for speculative purposes replacing or renewing such agreements, whether or not with the same counterparties; provided that in no event shall initial margin collateral in respect of all such Hedge Agreements (excluding collateral securing back-to-back hedging arrangements with any Specified Subsidiary) exceed $100,000,000 in the aggregate;

(h)           Liens on Servicing Loan Assets that secure any Servicing Loan Facility permitted under subsection 6.4(i);

(i)            Liens securing Indebtedness (other than Indebtedness For Borrowed Money or Indebtedness in respect of Hedge Agreements) on assets with a fair market value at any time after the Amendment No. 9 Effective Date not to exceed $200,000,000 to the extent that such Liens are incurred in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(j)            Liens required by agreements with Government Related Enterprises in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(k)           Liens to secure any Permitted Refinancing Indebtedness; provided that no such Lien shall extend to or cover any Servicing Loan Assets; and

(1)           other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $5,000,000; provided that no such Lien shall extend to or cover any Servicing Loan Assets.

(f)            Subsection 6.4 of the Bridge Loan Agreement is hereby amended and restated in its entirety to read as follows:

6.4. Indebtedness.  Contract, create, incur, assume or suffer to exist any Indebtedness, or permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under this Agreement and the other Loan Documents;

(b)           the Surviving Indebtedness and (x) solely with respect to any Surviving Indebtedness other than as described in clause (y) below, any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, such Surviving Indebtedness, in each case upon the maturity of such Surviving Indebtedness; provided that the terms of any such extending, refunding or refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents; provided further that the principal amount of such Surviving Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, no assets shall be added as collateral and no additional direct or indirect credit support shall be added therefor, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing; and provided further that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such extending, refunding or refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Surviving Indebtedness being extended, refunded or refinanced and the interest rate applicable to any such extending, refunding or refinancing Indebtedness does not exceed the then applicable market interest rate for similar type of Indebtedness and (y) solely with respect to the Existing Notes, the Senior Credit Facility and the Loans, any Permitted Refinancing Indebtedness in respect thereof;

(c)           Indebtedness arising from Investments among the Company and its Subsidiaries that are permitted hereunder;

(d)           Indebtedness in respect of netting services, customary overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business;

(e)           Indebtedness constituting purchase money debt and Capitalized Lease obligations (not otherwise included in subclause (b) above) in an aggregate outstanding amount not in excess of $5,000,000;

(f)            Indebtedness in respect of Hedge Agreements under the hedging program described on Schedule 6.4(e);

(g)           Indebtedness which may be deemed to exist pursuant to any surety bonds, appeal bonds or similar obligations incurred in connection with any judgment not constituting an Event of Default;

(h)           Indebtedness consisting of the financing of insurance premiums in each case, in the ordinary course of business;

(i)            Indebtedness in respect of one or more Servicing Loan Facilities, the aggregate outstanding principal amount of which shall not exceed $900,000,000;

(j)            Indebtedness secured by Liens permitted by subsection 6.3(f);

(k)           Indebtedness incurred by any Specified Excluded Subsidiary and Indebtedness of the Company arising under any capital maintenance or support agreement relating to any Specified Subsidiary;

(l)            to the extent constituting Indebtedness, any undertaking of the Company and its Subsidiaries to maintain capital requirements in accordance with any applicable law or regulation, the requirements of any Government Related Enterprise or any order of, or agreement entered into with, any governmental or regulatory authority;

(m)          the carrying value of Indebtedness (other than Indebtedness For Borrowed Money or Indebtedness in respect of Hedge Agreements or Indebtedness not otherwise permitted hereunder) outstanding in an aggregate principal amount not to exceed $200,000,000 to the extent that such Indebtedness is incurred in the ordinary course of business of the Company and its Subsidiaries consistent with past practice (with the “carrying value” being determined in a manner consistent with the carrying value of Indebtedness as reflected on the Company’s financial statements delivered pursuant to subsection 5.1(a) and (b));

(n)           Guarantee Obligations of any Guarantor in respect of Surviving Indebtedness (including Indebtedness under the Senior Credit Facility, this Agreement and the Existing Notes) to the extent that such Guarantee Obligations are required pursuant to the terms of agreements in respect of such Surviving Indebtedness existing on the date hereof; and

(o)           Indebtedness not otherwise permitted hereunder in an aggregate outstanding principal amount of $5,000,000.

(g)           Section 6 of the Bridge Loan Agreement is hereby amended by inserting the following new subsections 6.5, 6.6, 6.7 and 6.8 after subsection 6.4 in numerical order:

6.5  Prepayments, Amendments, Etc. of Indebtedness.  (a) Prepay, redeem, purchase, repurchase, exchange, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness For Borrowed Money (other than intercompany Indebtedness owed to the Company or any Subsidiary of the Company), except (i) regularly scheduled or required repayments or redemptions of Surviving Indebtedness and (ii) the prepayment or repayment of the loans under the Senior Credit Facility and the Loans, or (b) amend, modify or change in any manner any term or condition of any Indebtedness or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Indebtedness payable to the Company; provided that so long as no Default shall have occurred and be continuing, (A) if the Liquidity Condition is satisfied immediately prior to any such prepayment, redemption or purchase, the Company may use up to $150,000,000 in the aggregate (the “Notes Cash Basket”) to prepay, redeem or purchase the Existing Notes prior to the scheduled maturity thereof, (B) the Company may prepay, redeem or purchase the Existing Notes prior to the scheduled maturity thereof to the extent that such prepayment, redemption or purchase constitutes a Permitted Notes Refinancing and (C) the Company may redeem or purchase Indebtedness under the Senior Credit Facility pursuant to Section 2.27 thereof and hereunder pursuant to Section 2.19.

6.6. Dividends; Capital Stock.  Declare or pay any dividends, purchase, repurchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, repurchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in such Loan Party, any other Loan Party or any direct or indirect Subsidiaries thereof (collectively, “Restricted Payments”), except that:

(a)           to the extent constituting Restricted Payments, a Loan Party may enter into and consummate any transactions permitted under subsection 6.7;

(b)           to the extent constituting Restricted Payments, a Loan Party may make repurchases of Equity Interests from employees, former employees, directors or former directors pursuant to mandatory repurchase plans upon the death or disability of such persons, in each case in amounts not to exceed the fair market value of the Equity Interests so repurchased;

(c)           to the extent constituting Restricted Payments, a Loan Party may pay customary investment banking fees to national investment banks that are Affiliates of its stockholders, partners or members on an arm’s-length basis in order to consummate any capital markets financing transactions;

(d)           to the extent constituting Restricted Payments, a Loan Party may pay dividends to permit the Company to pay any taxes that are due and payable by the Company and the Loan Party as part of the Consolidated group;

(e)           any Loan Party (other than the Company) or any of its Subsidiaries may make Restricted Payments to any other Loan Party or any of its Subsidiaries; and

(f)            repurchases of Equity Interests in the ordinary course of business in the Company (or any direct or indirect parent thereof) or any of its Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants.

6.7. Transactions with Affiliates.  Enter into or permit any of its Subsidiaries to enter into any transaction with any of its Affiliates, other than on terms and conditions at least as favorable to such Loan Party or such Subsidiary as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except for the following: (i) any transaction between any Loan Party and any other Loan Party or between any Non-Loan Party and any other Non-Loan Party; (ii) any transaction between any Loan Party and any Non-Loan Party (other than any Specified Subsidiary) that is, together with all such transactions between such Loan Party and such Non-Loan Party taken as a whole, at least as favorable to such Loan Party as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; (iii) any transaction between the Company or any of its Subsidiaries and any Specified Subsidiary entered into in the ordinary course of business of the Company and its Subsidiaries consistent with past practice; (iv) any transaction individually or of a type expressly permitted pursuant to the terms of the Loan Documents; (v) reasonable and customary director, officer and employee compensation (including, without limitation, incentive compensation) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements; (vi) transactions of the type in existence on the Amendment No. 9 Effective Date and set forth on Schedule II and any renewal or replacement thereof on substantially identical terms; or (vii) transactions entered into in connection with any Servicing Loan Facility.

6.8.  Other Payments.  Without limitation to the other provisions of this Section 6 and other than as set forth in subsection 6.6(b) or (c)), make, or permit any of its Subsidiaries to make, any payments to any direct or indirect holders of Equity Interests in the Company in respect of such Equity Interests in the Company in any form whatsoever, whether through management or similar fees, dividends, distributions, repurchases of Equity Interests or otherwise.

(h)           Subsection 7.1(e) of the Bridge Loan Agreement is hereby amended by inserting “or any Specified Excluded Subsidiary of the type described in clauses (b) and (c) of the definition thereof” after the word “Entity” in the second line thereof.

(i)            The Bridge Loan Agreement is hereby amended by inserting Schedule II, Schedule 1.01(d), Schedule 5.02(a) and Schedule 6.4(e) set forth on Annex C hereto.

SECTION 3.           CONDITIONS OF EFFECTIVENESS

This Amendment shall become effective as of the date first above written when, and only when, the following conditions have been satisfied:

(a)           the Agent shall have received counterparts of this Amendment executed by the Company, the Majority Lenders, the Extending Lenders, and/or, as to any such Majority Lender and Extending Lender, advice satisfactory to the Agent that such Lender has executed this Amendment;

(b)           the Agent shall have received a certificate of the Secretary or Assistant Secretary of the Company, in form and substance satisfactory to the Agent, which certificate shall (i) certify as to the incumbency and signature of the officers of the Company executing this Amendment (with the President, a Vice President, the Secretary or Assistant Secretary of the Company attesting to the incumbency and signature of the Secretary or Assistant Secretary providing such certificate), (ii) have attached to it a true and correct copy of the resolutions of the Board of Directors of the Company, which resolutions shall authorize the execution, delivery and performance of this Amendment, and (iii) certify that, as of the date of such certificate (which shall not be earlier than the date hereof), none of such resolutions shall have been amended, supplemented, modified, revoked or rescinded;

(c)           each Guarantor has executed and delivered a consent in the form of Annex A hereto;

(d)           Capmark Affordable Equity Holdings Inc., Summit Crest Ventures, LLC and Capmark REO Holding LLC have executed and delivered a Guaranty Supplement;

(e)           the Agent shall have received satisfactory evidence that the Transactions, the Term Loan Agreement and the amendments to the Senior Credit Facility (the “Amendment No. 3 and Waiver to the Senior Credit Facility”) have become effective in accordance with their respective terms and, in each case, are in form and substance reasonably satisfactory to the Lenders;

(f)            the Agent shall have received (i) an amendment fee for the account of each Extending Lender that has executed and delivered a signature page to this Amendment in an amount equal to 0.25% of the aggregate principal amount of such Extending Lender’s Loans immediately prior to the consummation of the Transactions and (ii) an additional fee equal to each Extending Lender’s pro rata share of $8,400,000, which pro rata share shall be equal to a fraction the numerator of which shall be such  the aggregate of such Extending Lender’s outstanding Loans under the Bridge Loan Agreement immediately prior to the consummation of the Transactions and the outstanding loans under the Senior Credit Facility immediately prior to the consummation of the Transactions and the denominator of which shall be the aggregate of the outstanding Loans of all Extending Lenders under the Bridge Loan Agreement immediately prior to the consummation of the Transactions and the outstanding loans of all lenders under the Senior Credit Facility that enter into Amendment No. 3 and Waiver to the Senior Credit Facility immediately prior to the consummation of the Transactions; and

(g)           all other fees and expenses of the Agent and the Lenders (including (i) all reasonable fees and expenses of counsel to the Agent and (ii) all retainers for counsel to the Agent and advisor to the Agent), to the extent invoiced prior to the date hereof, shall have been paid.

SECTION 4.           CONFIRMATION OF REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants, on and as of the date hereof, that the representations and warranties contained in the Bridge Loan Agreement (to the extent relating to the Company) are true and correct in all material respects on and as of the date hereof, before and after giving effect to this Amendment, as though made on and as of the date hereof, other than any such representations or warranties that, by their terms, refer to a specific date.

SECTION 5.           AFFIRMATION OF THE COMPANY

The Company hereby consents to the amendments to the Bridge Loan Agreement effected hereby, and hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of the Company contained in the Bridge Loan Agreement, as amended hereby, or in any other Loan Documents to which it is a party are, and shall remain, in full force and effect and are hereby ratified and confirmed in all respects.

SECTION 6.           REFERENCE TO AND EFFECT ON THE LOAN DOCUMENTS

(a)           On and after the effectiveness of this Amendment, each reference in the Bridge Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Bridge Loan Agreement and each reference in the Notes and each of the other Loan Documents to “the Bridge Loan Agreement”, “thereunder”, “thereof” or words of like import referring to the Bridge Loan Agreement shall mean and be a reference to the Bridge Loan Agreement as amended by this Amendment.

(b)           The Bridge Loan Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Bridge Loan Agreement or any other Loan Document, nor constitute a waiver of any provision of the Bridge Loan Agreement or any other Loan Document.

SECTION 7.           COSTS, EXPENSES

The Company agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of subsection 9.5 of the Bridge Loan Agreement.

SECTION 8.           EXECUTION IN COUNTERPARTS

This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier or in “pdf” or similar format by electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 9.           GOVERNING LAW

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CAPMARK FINANCIAL GROUP INC., as the Company

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	Executive Vice President and Chief Financial Officer

CAPMARK Bridge Loan Agreement - Amendment No. 9

Signature Page

Citicorp North America Inc., as a Majority Lender

By:	/s/ Michael M. Schadt
	Name:	Michael M. Schadt
	Title:	Director

CAPMARK Bridge Loan Agreement - Amendment No. 9

Signature Page

Goldman Sachs Credit Partners L.P., as a Majority Lender

By:	/s/ Caroline Benton
	Name:	Caroline Benton
	Title:	Authorized Signatory

CAPMARK Bridge Loan Agreement - Amendment No. 9

Signature Page

Deutsche Bank AG, New York, as a Majority Lender

By:	/s/ Emile Van den Bol
	Name:	Emile Van den Bol
	Title:	Managing Director

By:	/s/ James Rolison
	Name:	James Rolison
	Title:	Managing Director

CAPMARK Bridge Loan Agreement - Amendment No. 9

Signature Page

DK Acquisition Partners, L.P., by M.H. Davidson & Co., its General Partner, as a Majority Lender

By:	/s/ Conor Bastable
	Name:	Conor Bastable
	Title:	General Partner

CAPMARK Bridge Loan Agreement - Amendment No. 9

Signature Page

The Royal Bank of Scotland plc, as a Majority Lender

By:	/s/ Timothy J. McNaught
	Name:	Timothy J. McNaught
	Title:	Managing Director

CAPMARK Bridge Loan Agreement - Amendment No. 9

Signature Page

JP Morgan Chase Bank NA, as a Majority Lender

By:	/s/ John J. Coffey
	Name:	John J. Coffey
	Title:	Managing Director

CAPMARK Bridge Loan Agreement - Amendment No. 9

Signature Page

Credit Suisse, Cayman Islands Branch, as a Majority Lender

By:	/s/ Didier Siffer
	Name:	Didier Siffer
	Title:	Managing Director

By:	/s/ Bryan Matthews
	Name:	Bryan Matthews
	Title:	Director

CAPMARK Bridge Loan Agreement - Amendment No. 9

Signature Page

Acknowledged:

CITICORP NORTH AMERICA, INC., as the Agent

By:	/s/ Michael M. Schadt
	Name:	Michael M. Schadt
	Title:	Director

CAPMARK Bridge Loan Agreement - Amendment No. 9

Signature Page

CONSENT

Reference is made to the Bridge Loan Agreement, dated as of March 23, 2006, as amended by Amendment No. 1 to the Bridge Loan Agreement, dated as of December 7, 2006, Amendment No. 2 to the Bridge Loan Agreement, dated as of June 30, 2008, Amendment No. 3 to the Bridge Loan Agreement, dated as of March 23, 2009, Amendment No. 4 to the Bridge Loan Agreement, dated as of March 24, 2009,  Amendment No. 5 to the Bridge Loan Agreement, dated as of April 9, 2009, Amendment No. 6 to the Bridge Loan Agreement dated as of April 20, 2009, Amendment No. 7 and Waiver to the Bridge Loan Agreement dated as of May 8, 2009 and Amendment No. 9 and Waiver to the Bridge Loan Agreement dated as of May [29], 2009 among Capmark Financial Group Inc. (the “Company”), the financial institutions and other institutional lenders party thereto, Citicorp North America, Inc., as administrative agent for the Lenders and the other agents party thereto (such Bridge Loan Agreement, as so amended, the “Bridge Loan Agreement”).

Each of the undersigned confirms and agrees that notwithstanding the effectiveness of the foregoing Amendment No. 9, each Loan Document to which such Person is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, in each case as amended by Amendment No. 9 (in each case, as defined therein).

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CAPMARK Bridge Loan Agreement - Amendment No. 9

Guarantor Consent

COMMERCIAL EQUITY INVESTMENTS, INC., as a Guarantor

By:	/s/ Anne E. Kelly
	Name:	Anne E. Kelly
	Title:	Treasurer

CAPMARK CAPITAL INC., as a Guarantor

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	President

NET LEASE ACQUISITION LLC, as a Guarantor

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	President

CAPMARK FINANCE INC., as a Guarantor

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	Executive Vice President and Chief Financial Officer

CAPMARK INVESTMENTS LP, as a Guarantor

By:	/s/ Keith Kooper
	Name:	Keith Kooper
	Title:	President

MORTGAGE INVESTMENTS, LLC, as a Guarantor

By:	/s/ Jay N. Levine
	Name:	Jay N. Levine
	Title:	President

CAPMARK Bridge Loan Agreement - Amendment No. 9

Guarantor Consent

SJM CAP, LLC, as a Guarantor

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	President

CRYSTAL BALL HOLDING OF BERMUDA LIMITED, as a Guarantor

By:	/s/ Peter A. Widmann
	Name:	Peter A. Widmann
	Title:	President

CAPMARK Bridge Loan Agreement - Amendment No. 9

Guarantor Consent

CAPMARK AFFORDABLE EQUITY HOLDINGS INC., as a Guarantor

By:	/s/ Gregory J. McManus
	Name:	Gregory J. McManus
	Title:	Executive Vice President

CAPMARK Bridge Loan Agreement - Amendment No. 9

Guarantor Consent

SUMMIT CREST VENTURES LLC, as a Guarantor

By:	/s/ Peter A. Widmann
	Name:	Peter A. Widmann
	Title:	President

CAPMARK Bridge Loan Agreement - Amendment No. 9

Guarantor Consent

CAPMARK REO HOLDING LLC, as a Guarantor

By:	/s/ Paul W. Kopsky, Jr.
	Name:	Paul W. Kopsky Jr.
	Title:	President

CAPMARK Bridge Loan Agreement - Amendment No. 9

Guarantor Consent